Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley - Director, Corporate Communications	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock Symbol:     PH – NYSE

Parker Reports Fiscal 2013 Fourth Quarter and Year End Results

•	Fiscal 2013 Fourth Quarter Sales a Record at $3.43 Billion

•	Achieves Fiscal 2013 Full Year Diluted Earnings per Share of $6.26

•	Issues Guidance for Fiscal 2014 Full Year Earnings

CLEVELAND, August 6, 2013 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2013 fourth quarter and year ended June 30, 2013. Fiscal 2013 sales were $13.0 billion, compared with $13.1 billion in fiscal 2012. Net income for the year was $948.8 million, compared with $1,155.5 million in fiscal 2012. Fiscal 2013 earnings per diluted share were $6.26, compared with $7.45 in the previous year, and included an increase in domestic qualified pension expense of approximately $0.35 per diluted share due to accounting regulations which required the use of a lower discount rate due to market conditions. Cash flow from operations for fiscal 2013 was $1.2 billion, or 9.1 percent of sales, compared with cash flow from operations of $1.5 billion, or 11.6 percent of sales, in the prior year. Cash flow from operations in fiscal 2013 included a $225.6 million discretionary contribution to the company's pension plan. Excluding this contribution, cash flow from operations as a percent of sales was 10.9 percent for fiscal 2013.

Fiscal 2013 fourth quarter sales were a record at $3.43 billion compared with $3.41 billion in the same quarter a year ago. Net income for the fiscal 2013 fourth quarter was $271.1 million, compared with $302.3 million in the fourth quarter of fiscal 2012. Earnings per diluted share for the fiscal 2013 fourth quarter were $1.78, compared with $1.96 in last year's fourth quarter. Earnings per diluted share were less than expected due to reduced volumes, and greater than anticipated inventory, acquisition, integration and related expenses.

“Our performance in fiscal year 2013 largely reflects challenging global macro-economic conditions and integration and acquisition related costs,” said Chairman, CEO and President, Don Washkewicz. “As the year progressed, we continued to adapt to weak conditions and drive stronger operational performance finishing positively with record fourth quarter sales and our highest quarterly segment operating margin for the fiscal year at 14.5 percent. For the year, we were able to deliver high levels of segment operating margin and operating cash flows.”

Fourth Quarter Segment Results
In Industrial North America, fiscal 2013 fourth quarter sales decreased 2.6 percent to $1.3 billion, and operating income was $225.1 million compared with $249.1 million in the same period a year ago.

In Industrial International, fourth quarter sales increased 3.3 percent to $1.28 billion, and operating income was $156.2 million compared with $163.9 million in the same period a year ago.

In Aerospace, fourth quarter sales increased 9.5 percent to $620.0 million, and operating income was $86.1 million compared with $85.3 million in the same period a year ago.

In Climate and Industrial Controls, fourth quarter sales decreased 16.3 percent to $224.6 million, and operating income was $31.1 million compared with $31.5 million in the same period a year ago. These results reflect the impact of business divestitures completed in fiscal 2013.

Orders
Parker reported orders that were flat for the quarter ended June 30, 2013, compared with the same quarter a year ago. The company reported the following orders:

•	Orders decreased 5 percent in Industrial North America, compared with the same quarter a year ago.

•	Orders increased 3 percent in Industrial International, compared with the same quarter a year ago.

•	Orders increased 3 percent in Aerospace on a rolling 12-month average basis.

•	Orders were flat in Climate and Industrial Controls, compared with the same quarter a year ago.

Fiscal 2014 Outlook
For fiscal 2014, the company has issued guidance for earnings from continuing operations in the range of $7.35 to $8.15 per diluted share. Fiscal 2014 guidance includes an expected gain of approximately $1.50 per diluted share associated with a previously announced joint venture agreement between Parker Aerospace and GE Aviation and expenses related to possible restructuring of approximately $100 million.

Washkewicz added, “Our current outlook is that throughout fiscal 2014, global macro-economic conditions will remain relatively flat. As a result, we plan to spend approximately $100 million to right size our global operations, which we believe is prudent given these conditions. We will continue to manage our business accordingly while executing the Win Strategy by investing in new product development, expansion in emerging markets, and acquisitions to strengthen our portfolio. These operational actions, combined with our dividend, are expected to deliver strong returns for our shareholders.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2013 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $13 billion in fiscal year 2013, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 58,000 people in 49 countries around the world. Parker has increased its annual dividends paid to shareholders for 57 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the anticipated closing of the previously announced joint venture with GE Aviation; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; the ability to realize anticipated benefits of the consolidation of the Climate and Industrial Controls Group; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2013
CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2013	2012	2013	2012

Net sales	$3,428,233	$3,411,666	$13,015,704	$13,145,942
Cost of sales	2,618,067	2,572,258	10,086,675	9,958,337
Gross profit	810,166	839,408	2,929,029	3,187,605
Selling, general and administrative expenses	413,061	386,681	1,554,973	1,519,316
Interest expense	20,777	23,487	91,552	92,790
Other expense (income), net	2,565	3,901	(28,497)	(1,199)
Income before income taxes	373,763	425,339	1,311,001	1,576,698
Income taxes	102,633	123,037	362,217	421,206
Net income	271,130	302,302	948,784	1,155,492
Less: Noncontrolling interests	(34)	337	357	3,669
Net income attributable to common shareholders	$271,164	$301,965	$948,427	$1,151,823

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.82	$2.01	$6.36	$7.62
Diluted earnings per share	$1.78	$1.96	$6.26	$7.45

Average shares outstanding during period - Basic	149,298,277	150,470,993	149,218,257	151,222,033
Average shares outstanding during period - Diluted	152,115,402	154,155,617	151,588,031	154,664,510

Cash dividends per common share	$0.45	$0.41	$1.70	$1.54

BUSINESS SEGMENT INFORMATION BY INDUSTRY
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2013	2012	2013	2012
Net sales
Industrial:
North America	$1,303,203	$1,337,580	$5,050,604	$5,041,106
International	1,280,443	1,239,571	4,867,758	5,034,249
Aerospace	619,950	565,990	2,267,715	2,102,747
Climate & Industrial Controls	224,637	268,525	829,627	967,840
Total	$3,428,233	$3,411,666	$13,015,704	$13,145,942

Segment operating income

Industrial:
North America	$225,071	$249,059	$845,225	$895,010
International	156,233	163,899	583,747	733,123
Aerospace	86,136	85,311	280,286	290,135
Climate & Industrial Controls	31,063	31,456	82,227	84,274
Total segment operating income	498,503	529,725	1,791,485	2,002,542
Corporate general and administrative expenses	59,189	50,838	185,767	193,367
Income before interest and other	439,314	478,887	1,605,718	1,809,175
Interest expense	20,777	23,487	91,552	92,790
Other expense	44,774	30,061	203,165	139,687
Income before income taxes	$373,763	$425,339	$1,311,001	$1,576,698

PARKER HANNIFIN CORPORATION - JUNE 30, 2013
CONSOLIDATED BALANCE SHEET
	June 30,	June, 30
(Dollars in thousands)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,781,412	$838,317
Accounts receivable, net	2,062,745	1,992,284
Inventories	1,377,405	1,400,732
Prepaid expenses	182,669	137,429
Deferred income taxes	126,955	129,352
Total current assets	5,531,186	4,498,114
Plant and equipment, net	1,808,240	1,719,968
Goodwill	3,223,515	2,925,856
Intangible assets, net	1,290,499	1,095,218
Other assets	687,458	931,126
Total assets	$12,540,898	$11,170,282

Liabilities and equity
Current liabilities:
Notes payable	$1,333,826	$225,589
Accounts payable	1,156,002	1,194,684
Accrued liabilities	894,296	911,931
Accrued domestic and foreign taxes	136,079	153,809
Total current liabilities	3,520,203	2,486,013
Long-term debt	1,495,960	1,503,946
Pensions and other postretirement benefits	1,372,437	1,909,755
Deferred income taxes	102,920	88,091
Other liabilities	307,897	276,747
Shareholders' equity	5,738,426	4,896,515
Noncontrolling interests	3,055	9,215
Total liabilities and equity	$12,540,898	$11,170,282

PARKER HANNIFIN CORPORATION - JUNE 30, 2013
CONSOLIDATED STATEMENT OF CASH FLOWS
	Twelve Months Ended June 30,
(Dollars in thousands)	2013	2012

Cash flows from operating activities:
Net income	$948,784	$1,155,492
Depreciation and amortization	335,624	321,929
Stock incentive plan compensation	84,996	80,935
Net change in receivables, inventories, and trade payables	11,230	(59,732)
Net change in other assets and liabilities	(195,938)	86,407
Other, net	6,239	(54,646)
Net cash provided by operating activities	1,190,935	1,530,385
Cash flows from investing activities:
Acquisitions (net of cash of $33,932 in 2013 and $19,161 in 2012)	(621,144)	(156,256)
Capital expenditures	(265,896)	(218,817)
Proceeds from sale of plant and equipment	25,047	20,404
Proceeds from sale of businesses	73,515	—
Other, net	(21,367)	(21,099)
Net cash (used in) investing activities	(809,845)	(375,768)
Cash flows from financing activities:
Net payments for common stock activity	(159,773)	(430,263)
Acquisition of noncontrolling interests	(1,091)	(147,441)
Net proceeds from (payments for) debt	992,047	(5,162)
Dividends	(255,009)	(240,654)
Net cash provided by (used in) financing activities	576,174	(823,520)
Effect of exchange rate changes on cash	(14,169)	(150,246)
Net increase in cash and cash equivalents	943,095	180,851
Cash and cash equivalents at beginning of period	838,317	657,466
Cash and cash equivalents at end of period	$1,781,412	$838,317